September 2012 Pricing Sheet dated September 25, 2012 relating to Preliminary Pricing Supplement No. 351 dated September 25, 2012 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity ELKS® Securities
Based on Brent Blend Crude Oil due March 27, 2013
PRICING TERMS – SEPTEMBER 25, 2012
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	September 25, 2012
Original issue date:	September 28, 2012 (3 business days after the pricing date)
Maturity date:	March 27, 2013
Underlying commodity:	Brent blend crude oil
Coupon:	$8.33 per security, to be paid on each coupon payment date
Coupon payment dates:	October 27, 2012, November 27, 2012, December 27, 2012, January 27, 2013, February 27, 2013 and March 27, 2013, subject to the following business day convention, if such date is not a business day
Payment at maturity	At maturity, for each $1,000 stated principal amount of securities that you hold:
(per security):	▪	if the final commodity price is above the downside threshold price, you will receive an amount in cash equal to $1,000; or
	▪	if the final commodity price is at or below the downside threshold price, $1,000 times the commodity performance factor.
Initial commodity price:	$110.45 which is the commodity price on the pricing date
Final commodity price:	The commodity price on the valuation date
Commodity price:	The official settlement price per barrel of Brent blend crude oil on the ICE Futures of the first nearby month futures contract, stated in U.S. Dollars, as made public by the ICE Futures
Commodity performance factor:	final commodity price / initial commodity price
Downside threshold price:	$88.36, which is 80% of the initial commodity price
Valuation date:	March 22, 2013, subject to postponement for non-trading days and certain market disruption events
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482P99
ISIN:	US617482P992
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Calculation agent:	MS & Co.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$13.75	$986.25
Total	$3,000,000	$41,250	$2,958,750
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $13.75 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 351 dated September 25, 2012
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.